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                                                               Exhibit 10.2

March 13, 2000

Mr. Robert Edwards

Dear Bob:

It is with great pleasure that the Board of Directors of ZapMe! Corporation extends an offer to you to join us as Vice President, Chief Financial Officer for the Company commencing March 14, 2000. This letter will confirm the details of your employment offer.

As Vice President, Chief Financial Officer, you will receive a monthly salary of $16,667 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You also will be entitled to participate in an Employee Bonus Program. The Employee Bonus Program is designed to reward you based on the Company achieving certain annual operating and financial goals. These goals will be determined by the Chief Executive Officer and communicated to you within sixty (60) days of your employment start date. You will be eligible to receive a target Employee Bonus provided that you are a full-time employee of the Company on your first anniversary. The actual bonus you may earn will depend upon the attainment of the performance objectives outlined in the bonus agreement. The Employee Bonus is paid on or about thirty (30) days from the first year anniversary of your start date.

As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits, which will be available to you on the first day of the month following your first sixty
(60) days of employment. In addition, the Company shall have in place, within sixty (60) days after the date of this letter, a long-term disability insurance policy for executive level employees. You will also be entitled to participate in any executive benefits program the Company adopts.

The Company will reimburse you for all reasonable expenses paid by you that are incurred in the ordinary course of conducting Company business. Due to the fact that you live in the area, we did not include a relocation package.

You will be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company expects that you will use vacation days in the year earned.

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Mr. Robert Edwards
March 13, 2000
Page Two

In addition, and subject to the approval of the Company's Board of Directors, you will receive an option to purchase 200,000 shares of the Company's Common Stock. The per share exercise of such stock option will be determined by the Board of Directors, based on the fair market value of a share of the Company's Common Stock on the date the option is granted to you by the Board of Directors. The option will vest as to one-fourth of the shares subject thereto on your first anniversary of employment, and one forty-eighth of the shares subject thereto each month thereafter until fully vested.

As a Company employee, you will be expected to abide by the Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Your employment with ZapMe! constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with our without cause or advance notice. This at-will employment relationship may not be changed except in a writing signed by an authorized member of the Board. This at-will employment relationship will not affect your right to potential severance pay or other benefits under this Agreement or any other plan or agreement of the Company.

Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and an authorized member of the Board, and shall, together with such other written agreements you and the Company may enter into in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes any other employment agreements or promises made to you by anyone whether oral or written.

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Mr. Robert Edwards
March 13, 2000
Page Three


Bob, we hope that you will view our offer in a most positive light. We believe we have structured an opportunity and a financial arrangement that meets your needs and gives you strong incentive for exceptional performance. As you know, this offer needs ratification by the Board, which will meet within the next two weeks. If you agree with the terms contained in this letter, please notify me by the end of the day of March 13, 2000.

We look forward to your positive response and would appreciate your signing a copy of our offer letter as acknowledgement of your acceptance of the terms of this offer. Once you have returned this signed acceptance, we will work with you to effect a smooth transition and to make appropriate announcements within our Company and to external audiences at the appropriate time. We look forward to your joining us.

Very truly yours,



R. Kimberly Gaynor
Executive Vice President & CMO

Accepted:

By: ________________________________________    Dated: March   , 2000
    Robert Edwards